The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

standard info request:

% of collateral with silent seconds:		1.77
CLTV of loans with silent seconds:		96.48

Please provide DTI buckets (by 5) for all documentation types, showing:
Aggregate Balance, % Aggregate Balance, Average Balance, Fico, LTV, WAC, and % 2nd Lien

Doc Type	DTI Bucket	Aggregate Balance	% Aggregate Balance	Average Balance	Fico	LTV	WAC	% 2nd Lien
Full Documentation	a. <= 30.00%	110,247,793.46	11.03	84,741	614	74.44	8.821	1.46
Full Documentation	b. 30.01% - 35.00%	87,375,238.61	8.74	99,065	601	78.02	8.938	2.40
Full Documentation	c. 35.01% - 40.00%	114,149,198.18	11.42	110,610	601	79.11	8.807	2.39
Full Documentation	d. 40.01% - 45.00%	165,402,223.13	16.55	115,183	597	80.85	8.885	3.68
Full Documentation	e. 45.01% - 50.00%	204,210,884.43	20.43	132,950	591	82.36	8.939	5.37
Full Documentation	f. 50.01% - 55.00%	83,592,353.17	8.36	144,623	579	83.84	8.958	7.02
Full Documentation	g. > 55.01%	7,547,958.32	0.76	160,595	592	87.31	8.512	17.56
Limited Documentation	a. <= 30.00%	18,824,246.44	1.88	154,297	606	75.19	9.108	2.97
Limited Documentation	b. 30.01% - 35.00%	7,031,680.68	0.70	190,045	621	80.43	8.669	5.44
Limited Documentation	c. 35.01% - 40.00%	6,750,520.16	0.68	173,090	604	80.53	8.729	3.91
Limited Documentation	d. 40.01% - 45.00%	8,986,544.42	0.90	157,659	621	76.23	8.757	3.86
Limited Documentation	e. 45.01% - 50.00%	7,014,852.81	0.70	175,371	628	79.77	9.007	7.03
Limited Documentation	f. 50.01% - 55.00%	2,036,499.59	0.20	156,654	578	84.12	9.441	4.72
No Income Verification	a. <= 30.00%	20,285,163.66	2.03	109,060	619	70.15	9.024	1.06
No Income Verification	b. 30.01% - 35.00%	20,166,434.25	2.02	146,134	612	74.95	8.805	2.24
No Income Verification	c. 35.01% - 40.00%	30,696,517.91	3.07	162,415	620	74.50	8.633	2.03
No Income Verification	d. 40.01% - 45.00%	48,123,652.81	4.81	162,580	617	75.80	8.974	4.98
No Income Verification	e. 45.01% - 50.00%	50,944,573.88	5.10	175,671	618	77.28	8.986	7.16
No Income Verification	f. 50.01% - 55.00%	5,917,290.83	0.59	155,718	600	76.67	9.627	13.46
No Income Verification	g. > 55.01%	401,000.00	0.04	401,000	581	42.21	8.550	0.00

TYPE	% of Total Collateral	Avg Loan Size	WAC	FICO	LTV	CLTV	DTI	% IO	% 2nd Lien	% ARM	% Full Doc	% N/O/O	% MI
1st Lien IO	0.38	240,429	7.388	632	82.45	83.38	39.57	100.00	0.00	97.02	77.47	0.00	0.00
1st Lien Non-IO	95.52	130,649	8.751	600	78.60	78.84	39.86	0.00	0.00	58.03	77.38	1.33	0.02
1st Lien ARMs (incl. IO)	55.81	182,496	8.57	593	80.61	80.85	41.21	0.67	0.00	100.00	72.79	1.24	0.03
1st Lien Fixed (incl. IO)	40.10	93,924	8.99	609	75.85	76.08	37.98	0.03	0.00	0.00	83.76	1.44	0.00
1st Lien Balloons (incl 40/30)	25.93	235,488	7.9	610	80.31	80.65	42.16	0.00	0.00	78.35	66.68	0.28	0.00
2nd Lien	4.10	43,887	12.455	630	91.67	91.67	44.27	0.00	100.00	0.00	74.91	0.61	0.00
N/O/O	1.30	63,557	10.424	615	69.23	69.23	40.28	0.00	1.92	53.52	68.44	100.00	0.00
2-4 Family	0.54	100,747	9.591	610	67.19	67.19	41.39	0.00	4.96	53.06	71.08	7.60	0.00
MH	1.08	97,106	9.613	633	77.37	77.37	41.42	0.00	0.00	52.91	98.64	0.42	0.00
All Collateral	100.00	121,059	8.898	601	79.15	79.38	40.04	0.38	4.10	55.81	77.28	1.30	0.01

Notes:
N/O/O is all 2nd Home and Investment Properties
Balloons includes 40-year amortizers with 30-year final
MI is lender-paid mortgage insurance
CLTV only for loans in pool (not including silent seconds, or known junior liens outside pool)